EXHIBIT 10.1

OTHER INTEREST AGREEMENT

This Other Interest Agreement (this “Agreement”) is made effective as of December 2, 2011, by and among ERP Operating Limited Partnership, an Illinois limited partnership (“Equity”), and each of BIH ASN LLC (“BIH”), Archstone Equity Holdings Inc. (“AEH” and, collectively with BIH, “Barclays”), Bank of America, N.A. (“BANA”) and Banc of America Strategic Ventures, Inc. (“BofA Strategic”, and, collectively with BANA, “Bank of America”). Barclays and Bank of America are sometimes referred to herein as “Owners” and, each, an “Owner.” Equity and Owners are sometimes referred to herein as the “Parties” and each, a “Party.”

RECITALS:

WHEREAS, on the date hereof, the Parties have entered into that certain Interest Purchase Agreement (the “Interest Purchase Agreement”) with respect to the acquisition by Equity (or an Affiliate of Equity designated by Equity) of the Purchased Interests;

WHEREAS, the purchase and sale of the Purchased Interests pursuant to the Interest Purchase Agreement is subject to the ROFO Right (as defined in the Bridge Equity Providers Agreement) of certain Bridge Equity Providers and, in lieu of paying a break-up fee to Equity in the event such ROFO Right is exercised with respect to the Purchased Interests and the Purchased Interests are sold pursuant thereto, the Owners have agreed to provide to Equity, and Equity is willing to accept, the option to purchase the Other Interests on the terms and conditions set forth herein;

WHEREAS, the Parties desire to enter into certain arrangements with respect to the Equity Interests held by Owners in the Primary Archstone Entities (other than the Purchased Interests); and

WHEREAS, capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Interest Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Option.

(a)

Each of Owners hereby grants to Equity an option (the “Option”) to acquire (either directly or through an Affiliate of Equity designated by Equity) all right, title and interest of each such Owner in all interests, including all Equity Interests and voting interests, held by such Owner in the Archstone Entities, other than the Purchased Interests (collectively, the “Other Interests”), free and clear of any Liens (other than restrictions on transfer by Equity (or its designee) imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities). Such Option shall solely be exercisable in the event that Equity or an Affiliate thereof shall not have acquired the Purchased Interests under the Interest Purchase Agreement and a Bridge Equity Provider shall have exercised its right of first offer with respect to the Purchased Interests in accordance with the terms of the Bridge Equity Providers Agreement and the sale of the Purchased Interests to such Bridge Equity Provider (or its nominee) shall have been consummated (the date of such acquisition of the Purchased Interests by the applicable Bridge Equity Provider, the “ROFO Acquisition Date”). Subject to the preceding sentence, Equity shall have the right to exercise the Option by providing written notice to Owners (the “Exercise Notice”) at any time during the period commencing on the ROFO Acquisition Date and ending on the 30th day following the ROFO Acquisition Date for a purchase price, payable in cash, in an amount set forth in the Exercise Notice that is greater than or equal to $1,325,000,000. The purchase of the Other Interests upon exercise of the option granted hereunder shall be made pursuant to a purchase and sale agreement (the “Other Interest Purchase Agreement”) on substantially the same terms and conditions as those contained in the Interest Purchase Agreement, with only such changes as are reasonably necessary to reflect the different Equity Interests being purchased and sold thereunder and the fact that Owners will no longer hold any Equity Interests in the Primary Archstone Entities following the consummation of the transactions contemplated hereby. The Parties agree to negotiate in good faith the terms of, and to execute and deliver, the Other Interest Purchase Agreement as promptly as reasonably practicable, and in any event no later than 7 Business Days, following the delivery of the Exercise Notice.

(b)	In addition to the general provisions described in Section 1(a), the Other Interest Purchase Agreement shall include the following provision:

“In the event this Agreement shall be terminated by any Party in accordance with Section 13.1.4 due to the inability of the conditions to Closing set forth in Section 7.3 to be satisfied, then the Sellers shall pay to Buyer within 10 days following the date that Sellers sell the Purchased Interests pursuant to the exercise of a right of first offer, an amount equal to (x) one dollar ($1.00) for each, if any, one dollar ($1.00) received by Sellers for such sale in excess of $1,325,000,000, up to $1,365,000,000 and (y) fifty cents ($0.50) for each, if any, one dollar ($1.00) received by Sellers for such sale in excess of $1,365,000,000, up to $1,445,000,000 (any amounts payable pursuant to clause (x) and (y) above, the “Breakup Fee”); provided that each Seller shall only be responsible for its ratable portion of such Breakup Fee based on the percentage of the aggregate purchase price that was received by such Seller in such sale of the Purchased Interests; provided further that under no circumstances pursuant to this Section             shall (i) Barclays be responsible for an amount payable under the Breakup Fee in excess of $37,947,532, (ii) BANA be responsible for an amount payable under the Breakup Fee in excess of $42,004,166 or (iii) BofA Strategic be responsible for an amount payable under the Breakup Fee in excess of $48,302.”

(c)	For the avoidance of doubt, under no circumstances shall the Breakup Fee and the Buyer Liquidated Damages Amount both be payable.

(d)	Concurrently with the execution and delivery of the Other Interest Purchase Agreement, the Barclays Guarantor will execute and deliver a Guarantee, in substantially the same form as the Guarantee relating to the Interest Purchase Agreement, under which the Guaranteed Obligations will be the full and punctual payment of the Break-up Amount (as described in the preceding paragraph) relating to the Other Interests owned by Barclays.

(e)	The Expiration Date with respect to the Other Interest Purchase Agreement will be June 2, 2012.

2. Subsequent Documents. Each of the parties hereto shall execute such further instruments and assurances to provide such other documents as may be reasonably required to effectuate the purpose of this Agreement.

3. Benefit and Burden. All terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, personal representatives and successors. Except as otherwise expressly stated herein, no provision of this Agreement is intended or shall confer on any person, other than the parties hereto (and their successors and permitted assignees), any rights under this Agreement.

4. Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

5. Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction).

6. Jurisdiction and Venue

(a) Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts, agrees that it will not bring any Proceeding relating to this Agreement in any court other than the aforesaid courts and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, Sellers and Buyer agree that service of process upon such Party at the address referred to in Section 14.1 of the Interest Purchase Agreement, together with written notice of such service to such Party, shall be deemed effective service of process upon such Party.

(b) Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 14.1 of the Interest Purchase Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, such term, provision, covenant or restriction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination, the parties hereto shall use Commercially Reasonable Efforts to negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

8. Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, each of the Parties shall be entitled to specific performance of the terms hereof pursuant to this Section 8 in addition to any other remedy at law or in equity, including specific performance to require the other Parties to execute and deliver the Other Interest Purchase Agreement in accordance with Section 1 hereof. It is accordingly agreed that any Owner or Equity shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

9. Termination. This Agreement shall terminate automatically and simultaneously with the earlier to occur of (i) the 30th day following the ROFO Acquisition Date, if the Option has not been exercised or (ii) the termination of the Interest Purchase Agreement, except that this Agreement shall not terminate and shall remain in full force and effect if the Interest Purchase Agreement is terminated by any Party in accordance with Section 13.1.4 of the Interest Purchase Agreement due to the inability of the conditions to Closing set forth in Section 7.3 of the Interest Purchase Agreement to be satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth above.

EQUITY:

ERP OPERATING LIMITED PARTNERSHIP

By Equity Residential, its general partner

By:	/s/ Bruce C. Strohm
	Name:	Bruce C. Strohm
	Title:	EVP and General Counsel

OWNERS:

BIH ASN LLC

By:	/s/ David L. Sawyer
Name:	David L. Sawyer
Title:	Vice President

ARCHSTONE EQUITY HOLDINGS INC.

By:	/s/ David L. Sawyer
Name:	David L. Sawyer
Title:	President

BANK OF AMERICA, N.A.

By:	/s/ Benjamin Eppley
Name:	Benjamin Eppley
Title:	Vice President

BANC OF AMERICA STRATEGIC VENTURES, INC.

By:	/s/ Jason LaBonte
Name:	Jason LaBonte
Title:	Managing Director

Signature Page to Other Interest Agreement